[Adviser Letterhead]

                                                                 August 23, 2006

To the Managers of Old Field Fund, LLC and Old Field Master Fund, LLC 232 Madison Avenue, Suite 906
New York, NY  10016

Re:   Expense Limitation Agreement

        With reference to the Investment Advisory Agreement entered into by Marwood Alternative Asset Management LLC (the "Adviser") and Old Field Master Fund, LLC (the "Master Fund") on the 23rd day of August, 2006, and with reference to the Services Agreement entered into by the Adviser and Old Field Fund, LLC (the "Feeder Fund" and together with the Master Fund, the "Funds") on the 23rd day of August, 2006, we hereby notify you as follows:

        1. The Adviser agrees to waive its fees, or to pay or absorb the ordinary operating expenses of the Fund and the Master Fund to the extent necessary to limit the ordinary operating expenses of the Fund and the Master Fund, in the aggregate, to 1.70% per annum of the Fund's and the Master Fund's average monthly net assets ("Expense Limitation").

        2. In consideration of the Adviser's agreement to limit the Fund's and the Master Fund's expenses, the Fund and the Master Fund shall carry forward the amount of expenses waived, paid and/or absorbed by the Adviser (or its affiliate) in excess of the Expense Limitation for a period not to exceed three years from the end of the fiscal year in which they were incurred and will reimburse the Adviser (or its affiliate) such amounts. Reimbursement shall be made as promptly as possible, but only to the extent it does not cause the Fund's ordinary operating expenses to exceed the Expense Limitation.

        3. This Expense Limitation Agreement shall remain in effect until terminated by the Adviser, the Fund or the Master Fund upon sixty (60) days' prior written notice to the other party.

        4. The expense limitation arrangement set forth above for each of the Funds may only be modified by a majority vote of the "non-interested" Managers (as defined under the Investment Company act of 1940, as amended (the "1940 Act") of the Funds affected.

        5. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-2 for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

                                     Very truly yours,

                                     MARWOOD ALTERNATIVE ASSET MANAGEMENT LLC

                                     By:  /s/ John T. Moore
                                          ---------------------------
                                     Name:    John T. Moore
                                     Title:   President

ACCEPTED AND AGREED TO ON BEHALF OF:

      Old Field Fund, LLC

      Old Field Master Fund, LLC

By:  /s/ Michael Wasserman
     -------------------------------
Name:    Michael Wasserman
Title:   Secretary